Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX IN-LICENSES CROFELEMER FROM

NAPO PHARMACEUTICALS

Potential First-in-Class Dual-Action Anti-Secretory Anti-Diarrheal Agent

HIV-Associated Diarrhea Market Opportunity $300 Million

Potential for Use in the Acute and Chronic Diarrhea Markets

RALEIGH, NC, December 10, 2008 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Company has acquired rights to crofelemer from Napo Pharmaceuticals, Inc. Crofelemer currently is being investigated in a Phase 3 study as an anti-secretory anti-diarrheal agent for the treatment of chronic diarrhea in people living with HIV, or HIV-associated diarrhea. Salix now has an exclusive license to this indication and the additional indications of pediatric diarrhea and acute infectious diarrhea in North America, Europe (excluding Iceland, Liechtenstein, Norway and Switzerland) and Japan. Salix also has a worldwide license to all other possible human indications, including irritable bowel syndrome, for crofelemer.

Carolyn Logan, President and CEO, Salix, commented, “Crofelemer is a strategic addition to our expanding portfolio of gastrointestinal products. Approximately 15-30% of the 1 million people in the United States living with HIV are affected by chronic diarrhea. HIV-associated diarrhea is a serious unmet medical condition that contributes to increased mortality and morbidity by reducing treatment compliance and efficacy as well as the quality of life in patients. If crofelemer is approved, Salix should be well-positioned to leverage our experienced specialty sales force and our established relationships with gastroenterologists and key opinion leaders in infectious disease to deliver this much- needed solution to patients. We believe the HIV-associated diarrhea market opportunity alone may be $300 million. Currently crofelemer is being investigated in a Phase 3 randomized, double-blind, placebo-controlled, multi-center study. The protocol for this study has been reviewed and approved by the U.S. Food and Drug Administration (FDA) as a Special Protocol Assessment (SPA). Additionally, the FDA has granted crofelemer fast track designation. We expect to complete the ongoing Phase 3 study and submit a New Drug Application to the FDA during the first half of 2010. If crofelemer proves successful in the clinic, we may investigate additional indications for crofelemer to address the broader diarrhea market.”

“Crofelemer is a locally-acting, minimally-absorbed product which is believed to possess dual novel mechanisms of action that may be effective in treating both acute infectious diarrhea and chronic diarrhea,” stated Bill Forbes, Pharm. D., Vice President, Research and Development, and Chief Development Officer, Salix. “Investigational studies support the use of crofelemer as an anti-secretory anti-diarrheal agent that may provide relief to patients through the inhibition of chloride secretion by both gut CFTR (Cystic Fibrosis Transmembrane Conductance Regulator Protein) as well as gut CaCC (calcium-activated chloride channel). Inhibiting CFTR and CaCC prevents the secretion of chloride and other ions, as well as water which passively follows chloride, out of the body into the gastric lumen. It is this secretion that leads to diarrhea with the associated symptoms of dehydration, electrolyte imbalance, abdominal cramping, urgency and increased frequency. Crofelemer, if approved, would be a first-in-class CFTR inhibitor as well as a first-in-class CaCC inhibitor which would work as an anti-secretory anti-diarrheal drug.”

The current 350-patient Phase 3 trial (ADVENT) is being conducted in two stages. In Stage 1 the first 200 patients will receive either 1 of 3 doses of crofelemer or placebo. Results from Stage 1 will be utilized to determine the dose selected for Stage 2. The final 150 patients will be randomized on a 1:1 ratio to receive either the selected dose of crofelemer or placebo. Both stages of the study involve a 10-day screening period, a 31-day treatment phase and a 5-month extension phase. The primary objective of the study treatment phase is to determine the proportion of HIV-positive patients experiencing relief of diarrhea with crofelemer compared to placebo.

Patents for crofelemer provide intellectual property protection to 2018. Upon marketing approval, crofelemer will be eligible for market exclusivity for 5 years as a new molecular entity in the U.S. Because crofelemer is a new molecular entity Salix believes the product may be entitled to patent term restoration. Salix will continue to seek opportunities to further protect crofelemer through its development of the HIV-associated diarrhea indication and future indications. Crofelemer is not available synthetically and Salix has the right to the manufacturing process for producing crofelemer from the biologic source.

Financial terms of the transaction are weighted on the successful development and subsequent regulatory approval of crofelemer. Salix will pay Napo an upfront license fee of $5 million ($4.5 million cash and $500,000 equity investment in Napo) and a regulatory milestone in respect of the HIV-associated diarrhea indication. Additional regulatory milestones are payable in respect of other indications. Salix also will pay sales-based milestones and royalties on net sales of crofelemer.

Salix will control and fund the development of crofelemer. Napo will remain the IND holder and will be responsible for filing the NDA. Development costs exceeding $12 million in respect of the HIV-associated diarrhea indication will be credited toward the above-mentioned regulatory milestones and thereafter against sales milestones. Development costs in respect of other indications will be funded by Salix but will be credited against relevant regulatory and sales milestones so long as regulatory approval is obtained for the indication.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium

Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, COLAZAL® (balsalazide disodium) Capsules 750 mg, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. METOZOLV™ ODT (metoclopramide), balsalazide tablet, vapreotide acetate and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the cost and unpredictability of the duration and results of clinical trials and FDA approval; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; market acceptance for approved products; our need to return to profitability; generic and other competition and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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